EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the sale of shares on the Nasdaq National Market System. The prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
2/5/20101	Sale	$14.7098	5200
2/10/20102	Sale	14.4606	7600
2/11/20103	Sale	14.5061	2300
2/12/20104	Sale	14.8567	9021
2/16/20105	Sale	15.1249	495
2/17/20106	Sale	15.106	500
2/18/20107	Sale	15.0699	6867
2/19/20108	Sale	15.1777	1100
2/22/20109	Sale	15.3375	400
2/23/201010	Sale	15.1102	2747

1 This transaction was executed in multiple trades at prices ranging from $14.64 - 15.00
2 This transaction was executed in multiple trades at prices ranging from $14.40 - 14.52
3 This transaction was executed in multiple trades at prices ranging from $14.50 - 14.52
4 This transaction was executed in multiple trades at prices ranging from $14.75 - 15.15
5 This transaction was executed in multiple trades at prices ranging from $15.03 - 15.50
6 This transaction was executed in multiple trades at prices ranging from $15.10 - 15.11
7 This transaction was executed in multiple trades at prices ranging from $15.04 - 15.16
8 This transaction was executed in multiple trades at prices ranging from $15.16 - 15.23
9 This transaction was executed in multiple trades at prices ranging from $15.30 - 15.35
10 This transaction was executed in multiple trades at prices ranging from $15.11 - 15.25